UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2012

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Delaware	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2012, the Board of Directors of Premier Alliance Group, Inc. (the “Company”) elected Wesley Clark, 67, to serve as a director for the Company.  General Clark serves as Chairman and CEO of Wesley K. Clark & Associates, a strategic consulting firm; Co-Chairman of Growth Energy; senior fellow at UCLA's Burkle Center for International Relations; Chairman of Clean Terra, Inc.; and Director of International Crisis Group. General Clark serves as a member of the Clinton Global Initiative's Energy & Climate Change Advisory Board, and ACORE's Advisory Board.  General Clark retired a four star general after 38 years in the United States Army. He served in a number of significant staff positions, including service as the Director Strategic Plans and Policy (J-5) and in his last assignment as Supreme Allied Commander Europe.  His awards include the Presidential Medal of Freedom, Defense Distinguished Service Medal (five awards), Silver star, bronze star, purple heart, honorary knighthoods from the British and Dutch governments, and numerous other awards from other governments, including award of Commander of the Legion of Honor (France). General Clark currently serves on the boards of the following public companies and their respective committees: Amaya Gaming (Compensation Committee), AMG Advanced Metallurgical Group (Audit Committee), Bankers Petroleum Ltd (Governance Committee), BNK Petroleum Inc. (Environmental Committee), Juhl Wind Inc. (Audit Committee), Rentech, Inc (Audit Committee), Torvec, Inc. (Nominating Committee).

He graduated first in his class at West Point and completed degrees in Philosophy, Politics and Economics at Oxford University (B.A. and M.A.) as a Rhodes Scholar.

The Board has determined that Mr. Clark meets the SEC’s qualifications to be an “independent director.”

Currently the independent board members receive compensation in the form of options once nominated and appointed to the board, and are compensated for attendance at quarterly board meetings and committee service. There is no arrangement or understanding between Mr. Clark and any other persons pursuant to which Mr. Clark was selected as a director, and there are no related party transactions involving Mr. Clark that are reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PREMIER ALLIANCE GROUP, INC.
(Registrant)
DATE: August 20, 2012	By:	/s/ Mark S. Elliott
Mark S. Elliott
CEO